EXHIBIT 21 - LIST OF SUBSIDIARIES*

(a)	Bassett Furniture Industries of North Carolina, LLC (North Carolina limited liability company)

(b)	The E.B. Malone Corporation (Delaware corporation)

(c)	Bassett Direct Stores, LLC (Virginia limited liability company)

(d)	Bassett Direct NC, LLC (Virginia limited liability company)

(e)	Bassett Direct SC, LLC (Virginia limited liability company)

(f)	LRG Furniture, LLC (Virginia limited liability company)

(g)	BDP, LC (Texas limited liability company)

(h)	BFD-Atlanta, LLC (Virginia limited liability company)

(i)	BD Boston, LLC (Virginia limited liability company)

(j)	BDU NY, LLC (Virginia limited liability company)

(k)	JMD Freight Lines, LLC (North Carolina limited liability company)

(l)	Zenith, Inc. (North Carolina corporation)

(m)	Western States Distribution, LLC (California limited liability company)

(n)	9473-8408 Quebec Inc.

(o)	Noa Australia Pty Ltd.

(p)	Noa Home Singapore Pte Ltd.

(q)	Noa Home UK Limited

(r)	JMD Tampa, LLC

*All subsidiaries are wholly-owned unless otherwise noted.